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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 7 to the Registration Statement on Form S-6 of Sun Life of Canada (U.S.) Variable Account G (Reg. No. 333-13087) of our report dated February 9, 2001 accompanying the financial statements of Sun Life of Canada (U.S.) Variable Account G and to the use of our report dated February 7, 2001 accompanying the financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Accountants" in such Prospectus.

DELOITTE & TOUCHE LLP
Boston, Massachusetts

April 26, 2001